EXHIBIT 10.61

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (the “Agreement”) is made and entered into this 4th day of December, 2001, by and between Vision-R eTechnologies, Inc., an Ontario provincial corporation (“Vision-R”) and Group 1 Software, Inc., a Delaware corporation (“Group 1”), regarding the acquisition by Group 1 of certain of the assets of Vision-R and other transactions described below.

     In consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vision-R and Group 1 intending to be legally bound hereby agree as follows:

     1. The Assets.

     a) Group 1 shall acquire at Closing sole and exclusive right, title and interest, free and clear of any and all claims, liens, encumbrances, security interests, pledges or any other clouds on title of any nature whatsoever, to all of the assets of Vision-R that are used in the development, marketing, support, distribution and licensing of the archival and retrieval Software described herein, including, without limitation, the following:

(i) all computer programming and all derivative works, customizations, supplemental works, interim works, works in progress rendered into tangible form for all of the computer programs developed or owned by Vision-R, including, without limitation, the computer programs identified in Exhibit 1.1, hereto, and all development tools for such software (collectively the “Software”), and all of Vision-R’s rights with respect to all intellectual property rights and portions thereof, attendant to the Software (including, without limitation, all copyrights and applications for such, rights with respect to patents and applications for such, moral rights, inventions, original works of authorship, discoveries, concepts, data, processes, ideas and know-how contained therein or associated therewith);

(ii) all installation, technical, functional or user documentation or specifications for the Software (the “Documentation”) regardless of the media on which the Documentation is contained;

(iii) the list of customers of, and prospective (as of Closing) customers for, the Software and related professional services;

(iv) all trademarks, service marks and trade names related to the Software, including, without limitation, those set out in Exhibit 1.2, hereto (the “Trademarks”);

(v) all URLs, domain names and other Internet address identifiers and all website(s) design and implementation methods and other technology, including, without limitation, those set out in Exhibit 1.3;

(vi) the financial, production, marketing and sales books and records of Vision-R related to the transactions contemplated herein (including, without limitation, all notes, records and books regarding the warranty/software performance, credit and payment history of all past, current and prospective customers of any of the Software);

(vii) all of Vision-R’s right, title and interest under the agreements identified in Exhibit 4.1, and all other development, escrow, license and maintenance agreements for the Software;

(viii) the cash and cash equivalents in the amounts set out in Exhibit 1.4, hereto;

(ix) all prepaid items pro-rated through Closing, including, but not limited to, those set out in Exhibit 1.5, hereto, and deposits (including but not limited to security deposits paid with respect to any leases);

(x) the accounts receivable identified in Exhibit 1.6, hereto;

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(xi) the equipment, furniture fixtures and other tangible assets as identified in Exhibit 1.7, hereto;

(xii) all inventory, including documentation and media of the Software and Documentation; and

(xiii) all other assets of Vision-R, whether real property or personnel property, tangible or intangible, used in the conduct of developing, supporting and maintaining the Software (the “Business”) as of Closing ((i)-(xiii), collectively, the “Assets”).

     b) The Software shall be delivered at Closing in object code, and as fully commented source code as exists. The Software includes, without limitation, all APIs, DLLs and other programming by which the Software integrates or communicates with other software and/or hardware/equipment. The Software includes, without limitation, all definition of files, fields of files, variables, details, parameters, installation and maintenance specifications, inputs and outputs (including codes and acronyms), program descriptions, file descriptions, formats and layouts, report descriptions and layouts, screen descriptions and layouts, graphical and non-graphical interfaces, input documents, data elements, paper processing flowcharts, computer processing flowcharts, processing narratives, editing rules, password development and protection rules, telecommunications requirements, glossaries and manual procedures with respect to the aforesaid computer programming. Rights to the Software conveyed to Group 1 hereunder include rights with respect to all computer platforms and configurations, known or unknown (e.g., Internet/WEB PC, midrange, LAN, WAN, client server, mini, mainframe). Rights to the Software include the rights to use, reproduce, make derivative works of, modify, enhance, sell, license, sublicense, display, exhibit, perform, transmit and otherwise exploit the intellectual property rights of Vision-R attendant to the Software in, on and through any medium or means of processing, display or transmission now known or hereafter developed, including, without limitation, the Internet and/or satellite transmission.

     c) Vision-R hereby agrees, effective on and after Closing, to unconditionally and irrevocably waive any and all moral rights, including, without limitation, any right to identification of authorship, rights of approval on modifications or limitation on subsequent modifications, which Vision-R has or may have in the Software or the Documentation.

     d) Vision-R represents and warrants to Group 1 that the CD, to be delivered to Group 1 at Closing (pursuant to Section 25(a)(vii), below) shall contain a true and complete copy of the Software, as of the date closest to Closing as is practicable.

     2. Purchase Price.

     a) The total purchase price for the Assets and the consideration for all of the other non-employment transactions described herein shall be:

(i) Two Hundred and Fifty Thousand US Dollars ($250,000 US), in cash or cash equivalent, paid at Closing to Vision-R and/or its nominees and/or nominees in trust; plus

(ii) Seven Hundred and Fifty Thousand US Dollars ($750,000 US), in cash or cash equivalent, paid on January 4, 2002 to Vision-R and/or its nominees and/or nominees in trust, plus

(iii) the Earn-Out Payments, in cash or cash equivalent, to Vision-R and/or its nominees and/or nominees in trust.

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     b) Each Earn-Out Payment shall consist of twenty-five percent (25%) of the revenue recognized in accordance with generally accepted accounting principles (consistently applied) in each of the applicable measurement periods (“MPs”), with respect to sales (direct or through distribution) of the following: (i) licenses for the Software and other software to the extent it constitutes a derivative work of the Software, plus (ii) ASP-type services delivered by Group 1 with respect to the Software and other software to the extent it constitutes a derivative work of the Software, plus (iii) support/maintenance services delivered by Group 1 with respect to the Software and other software to the extent it constitutes a derivative work of the Software. The revenue upon which Earn-Out Payments are to be calculated shall, however, exclude: (A) amounts earned by third parties who act as channel partners (e.g. VARS, OEMs, distributors) with respect to the Software or its derivative works, (B) amounts earned by third parties who act as suppliers, consultants, project management or the like with respect to the Software or its derivative works, (C) returns, refunds, discounts, bad debts, freight, shipping and handling, and (D) taxes, including income taxes, customs and other charges imposed by any governmental authority and directly related to the sale of license or other rights or the providing of related services. If a sale that is subject to the Earn-Out Payment is made in conjunction with the sale of other Group 1 software or services (not subject to the Earn-Out Payment) and a bundled price is paid for all the software and/or services, the revenue from such sale shall be subject to the Earn-Out Payment shall be determined as follows: the list price for the Software/derivative works and related services is divided by the list price for all of the products and services involved in the sale; this fraction is then multiplied by the total price of that sale.

     c) The MP for the Earn-Out Payments shall be:

     January 1, 2002 through March 31, 2002 (audited results) (“MP 1”),
     April 1, 2002 through March 31, 2003 (audited results)
(“MP 2”) ,
     April 1, 2003 through March 31, 2004 (audited results)
(“MP 3”) and
     April 1, 2004 through December 31, 2004 (audited results) (“MP 4”).

     d) Earn-Out Payments shall made as follows:

     On January 2, 2003 — Four Hundred and Sixteen Thousand, Six Hundred and Sixty-Seven US Dollars ($416,667 US), then

     Within ten (10) business days after completion of Group 1’s audit for its Fiscal Year ending March 31, 2003 — the total of the Earn-Out Payments paid for MP 1 and MP 2, minus Four Hundred and Sixteen Thousand, Six Hundred and Sixty-Seven US Dollars ($416,667 US), then

     On January 2, 2004 — the difference between the total Earn-Out Payments previously paid and Eight Hundred and Thirty-Three Thousand, Three Hundred and Thirty-Four US Dollars ($833,334 US), but only up to a maximum of Four Hundred and Sixteen Thousand, Six Hundred and Sixty-Seven US Dollars ($416,667 US), then

     Within ten (10) business days after completion of Group 1’s audit for its Fiscal Year ending March 31, 2004 — the Earn-Out Payments previously paid for MP 1, MP 2 and MP 3 to the extent they exceed Eight Hundred and Thirty-Three Thousand, Three Hundred and Thirty-Four US Dollars ($833,334 US), then

     On January 2, 2005 — the difference between the total Earn-Out Payments previously paid and One Million, Two Hundred and Fifty Thousand US Dollars ($1,250,000 US) but only up to a maximum of Four Hundred and Sixteen Thousand, Six Hundred and Sixty-Seven US Dollars ($416,667 US), then

     Within ten (10) business days after completion of Group 1’s audit for its Fiscal Year ending March 31, 2005 — the Earn-Out Payment paid on December 31, 2004 with respect to MP 4 to the extent it together with the Earn-Out Payments previously paid with respect to MP 1, MP 2 and MP 3 exceed One Million, Two Hundred and Fifty Thousand US Dollars ($1,250,000 US) but in no event to exceed Two Million, Two Hundred and Fifty Thousand US Dollars ($2,250,000 US).

     Any payment made in any MP shall not entitle Group 1 to a refund of that amount due solely to the level of Earn-Out generating revenue in any subsequent. For example, payment of the first minimum payment cannot be recouped by Group 1 in MP 3 due solely and exclusively to the fact that there has been absolutely no Software related revenue in a subsequent MP.

     e) Notwithstanding the foregoing provisions of this Section 2: the first twelve (12) months of Earn-Out Payments shall be contingent upon, among other conditions, each of Messrs. Boyle, Linov, Radojkovic, Tian and Wood (who shall agree at Closing to employment with Group 1, as described in Section 7, below), signing a one-year employment contract with Group 1 and remaining employed with Group 1 consistent with the terms of their respective employment agreement through December 31, 2002; and the Earn-Out Payment for MP 3 shall be contingent upon, among other conditions, each of Messrs. Boyle, Linov, Radojkovic and Wood remaining employed with Group 1 through December 31, 2003. The employment conditions set out in this Section 2(e) shall, however, be waived by Group 1 to the extent that the employment of any of these persons is either terminated due to his death, total disability or involuntary termination by Group 1 without cause, or in the event Vision-R provides a reasonably acceptable to Group 1, equivalent replacement professional, which acceptance by Group 1 not to be arbitrarily withheld.

     f) The total purchase price for the Assets shall not, in any event, exceed Three Million, Two Hundred and Fifty Thousand US Dollars ($3,250,000 US).

     g) Each payment hereunder shall be made by US federal wire transfer, in accordance with the wire instructions set out in Exhibit 2.1, hereto, or any further instructions as may be given by Vision-R in writing to Group 1, from time to time .

     h) From Closing until the last month during which payment may acrue to Vision-R pursuant to Sections 2(a) or (b), above, Group 1 agrees to market the Software through Group 1’s worldwide sales force, as an integral part of the DOC1 suite of software products; provided, however, that the extent of Group 1’s efforts shall take into account: (i) the financial and technical performance of the Software as compared to the performance in these respects of other products and services of Group 1, and (ii) Group 1’s good faith determination of market opportunities and conditions.

     i) The allocation of the Assets is set out in Exhibit 2.2, hereto.

     3. Right of Offset. Vision-R acknowledges and agrees that, notwithstanding the provisions set out in Section 2, above, Group 1 shall have the right to withhold and to offset any payments, otherwise to be made to Vision-R under this Agreement, in the event and to the extent of damages arising out of any material breach by Vision-R of any representation, warranty, covenant or agreement set out or referenced herein or in any Exhibit or other instrument executed pursuant to this Agreement (exclusive, however, of the employment agreements identified in Section 7(a), below).

     4. Liabilities of Vision-R; Assigned Agreements.

     a) Except as expressly assumed under Sections 4(b), (f) and (g), below, Group 1 shall assume no liabilities or obligations whatsoever of Vision-R or any entity owned by, owning or under common ownership (an “Affiliate”) with respect to Vision-R, regardless of whether such arise or are required to be performed before or after Closing (regardless of whether such liabilities have been disclosed to Group 1), including, without limitation: (i) liabilities or obligations of Vision-R or any Affiliate thereof accruing or required to be performed before or after Closing; (ii) liabilities or obligations of or claims against Vision-R or any Affiliate thereof arising out of any action, suit, proceeding, arbitration, investigation, hearing or notice of hearing arising out of, or relating to, in any manner, the operation of the Business by Vision-R before Closing; (iii) liabilities or obligations of any kind to any employees, vendors or customers of Vision-R, including, but not limited to, liabilities under any employee retirement, savings, vacation and other leave, pension or other employee benefit plan, scheme or regulation, severance payments, or any employment practices of Vision-R; (iv) liabilities or obligations of Vision-R arising from any breach of a covenant, agreement, representation or warranty of Vision-R contained herein or arising from, out of or in connection with the transactions contemplated by this Agreement including the fees and expenses of Vision-R’s counsel, accountants and other advisers and representatives; or (v) liabilities for defects in performance, workmanship or materials in products or services of Vision-R.

     b) Group 1 shall assume only the liabilities of Vision-R that directly arise, on or after Closing, out of the agreements identified in Exhibit 4.1, hereto (collectively, the “Assigned Agreements”) and only after the receipt of consents/estoppels/assignments as such conditions of receipt are described below, in this Section 4. Vision-R represents and warrants to Group 1 that Exhibit 4.1, hereto, constitutes: (i) all of the license, maintenance, escrow, support and professional services and other agreements by which any party has been granted any rights to the Software (or any portion thereof) or has received services from any of Messrs. Boyle, Linov, Radojkovic, Tian or Wood with regard to the Software (or any portion thereof), (ii) the lease for premises at 8500 Leslie Street, Suite 570, Thornhill, Ontario, Canada, (iii) all of the agreements between Vision-R, and any contractor or third party, which grant to Vision-R any ownership, license or other intellectual property right of any nature whatsoever in the Software or the Documentation (or portions thereof), (iv) all other obligations which shall be assumed by Group 1 hereunder. At Closing Vision-R shall transfer and assign to Group 1 all of the rights, title and interests of Vision-R or any Affiliate of Vision-R under the Assigned Agreements and Group 1 shall assume the obligations arising under the Assigned Agreements. Group 1 agrees to discharge in a reasonable manner the obligations under the Assigned Agreements to be performed after Closing.

     c) Vision-R represents and warrants to Group 1 that from the date first written above until and including Closing: (i) it is not and shall not be in default under any of the Assigned Agreements, (ii) there is not and shall not be any facts or circumstances which given only the passage of time would become defaults under any of the Assigned Agreements, (iii) all of the computer programming and other deliverables and services to be provided under any of the Assigned Agreements up through Closing have been timely delivered in full and have been fully accepted by the customer. Vision-R agrees that any other representations, warranties, covenants and agreements made in this Agreement shall not be diminished, conditioned or otherwise limited by any provision in any of the Assigned Agreements.

     d) Vision-R represents and warrants to Group 1 that, to the best of Vision-R’s knowledge: (i) no party to any Assigned Agreement is in default under any of the Assigned Agreements and (ii) no facts or circumstances exist which given only the passage of time would become defaults by any party to any Assigned Agreement under any Assigned Agreement.

     e) Vision-R warrants, represents, covenants and agrees that: (i) there is not, and there will not be through Closing, any liability, accrued or accruable for federal, provincial or municipal income, sales, use, excise, property, goods and services, VAT/ad valorem or other taxes, assessments or charges arising out of or attributable to the licensing to end users, prior to Closing, of the Software or the Documentation or providing services related thereto or the Business; (ii) there are no stamp, sales, transfer or other taxes imposed in respect to any of the transactions to be consummated hereunder; (iii) it shall fully and timely comply with all of the requirements and provisions of any applicable Bulk Sales Act, or similar statute, ordinance or regulation.

     f) Vision-R has signed an agreement dated February 13, 2001 with Call-Net Technology Services, Inc. (the “Call-Net Agreement”), under which Vision-R has agreed to license to Call-Net various modules of the Software, to provide development services and deliverables to Call-Net with respect to the Software and to provide support and Software upgrades to Call-Net. With respect to the Call-Net Agreement, Vision-R represents and warrants to Group 1 that: (i) Vision-R is not in default thereunder, (ii) there are not any facts or circumstances which given only the passage of time would become defaults, (iii) all of the computer programming and other deliverables and services to be provided by Vision-R thereunder up through Closing have been timely delivered in full and have been fully accepted by Call-Net. Group 1 agrees to provide to Vision-R support and Software upgrades as described in Section 5(a) and 5(c) of the Call-Net Agreement, giving reasonable commercial efforts.

Group 1 shall receive all of the payments made by Call-Net after Closing under the Call-Net Agreement. Group 1 and Vision-R agree that it is in their mutual best interests to, as soon as reasonably practical after Closing, arrange to have Group 1 execute an agreement with Call-Net to replace the Call-Net Agreement, upon terms and conditions generally used by Group 1 to license its other software products. Until such time, Vision-R shall maintain the Call-Net Agreement in full force and effect, shall fully enforce its rights thereunder, subject to Group 1’s performance of its obligations with respect to the Call-Net Agreement.

     g) Group 1 shall assume the obligations of Vision-R under the Assigned Agreements with respect to Enbridge Gas, The Toronto-Dominion Bank and The Prudential Company of America only after the date on which Group 1 receives the respective estoppel/consent as required under Section 5(c), below, and shall receive all of the payments made thereunder after Closing by these customers. Group 1 agrees to provide to Vision-R support and Software upgrades for Enbridge Gas and The Toronto-Dominion Bank and The Prudential Company of America, as set forth in their respective Assigned Agreements until the sooner of January 31, 2002 as to Enbridge Gas and The Toronto-Dominion Bank and as to The Prudential Company of America, February 28, 2002, or the receipt by Group 1 of the required estoppel/consent. If Vision-R fails to deliver the required estoppel/consent by January 31, 2002, Group 1 may elect, in its sole discretion, to suspend performance of support and Software enhancement, as described above, until Group 1 receives the required estoppel/consent. Until such time as the appropriate estoppel, consent or release is received by Group 1, Vision-R shall maintain the agreements with the Consumer’s Gas, The Toronto-Dominion Bank and The Prudential Company of America in full force and effect, shall fully enforce its rights thereunder, subject to Group 1’s performance of its obligations as set forth in this Section 4(g).

     h) Vision-R covenants and agrees that until Group 1 receives the consent/estoppel from The Prudential Company of America referenced in Exhibit 4.1 hereto: Group 1 shall receive either directly from The Prudential Company or America or from Vision-R all of the payment Vision-R receives from Prudential with respect to its Assigned Agreement, which sum is currently sixty-seven percent (67%)of the amount to be paid by The Prudential Company of America under its Assigned Agreement (i.e., currently $94,000 US annualized).

     5. Estoppels, Releases, Consents.

     a) Vision-R represents and warrants to Group 1 that the only security interests, liens or encumbrances (either perfected or otherwise) that exist as to any of the Assets or the Business are, and shall be up until Closing, those identified in Exhibit 5.1, hereto.

     b) Vision-R covenants and agrees, as a condition of Closing, to deliver to Group 1 at Closing: (i) complete and unconditional releases, in forms reasonably acceptable to Group 1 and forms suitable for filing in the appropriate jurisdictions, with regard to any security interest in or lien on any of the Assets, including, without limitation, the security interests identified on Exhibit 5.1, hereto, (ii) a fully executed assignment agreement from Shatsford Development in the form agreed upon by Group 1 and Vision-R and (iii) such other releases, estoppels and consents otherwise reasonably determined necessary by Group 1 in order to consummate the transaction described herein upon the terms and conditions set out herein.

     c) Vision-R shall use reasonable best efforts to deliver at Closing all of the required consents/estoppels from the Consumers’ Gas, The Toronto-Dominion Bank and The Prudential Company of America. Failing delivery of such at Closing, Vision-R covenants and agrees to deliver to Group 1 before January 31, 2002, all of the required consents/estoppels for the Consumers’ Gas and The Toronto-Dominion Bank, and February 28, 2002 with respect to the The Prudential Company of America.

     6. Condition of the Assets.

     a) Vision-R represents, warrants, covenants and agrees that: (i) it and MIPPS have, and at all times have had, the unqualified right to develop the Software, Documentation, Trademarks and its website; (ii) at Closing it shall have the unqualified right to grant to Group 1 any and all rights it has in and to the Software, Documentation, Trademarks and its website, as contemplated hereunder; and (iii) neither the rights granted to Group 1 hereunder, nor the exercise of such rights by Group 1, do or will infringe upon or conflict with the rights held by any third party under any patent, trademark, copyright, license, trade secret or other proprietary right. Vision-R represents and warrants to Group 1 that Vision-R has taken reasonable steps to protect and preserve any trade secrets which help make up the Software or Documentation.

     b) After Closing, Vision-R agrees that Group 1’s rights to the Software, Documentation and Trademarks shall include the unrestricted right, without payment of any additional consideration to any party whatsoever, to own, make, use, sell, have made, rent, lease, lend, license, enhance, modify, amend, copy and prepare derivative works and customizations thereof, and to display publicly the Software, Documentation and Trademarks and to otherwise exploit fully the processes, products, software, and services derived from any discoveries, concepts, ideas and improvements to existing technology, whether or not patentable or copyrightable, which are within the scope of the Software and Documentation.

     c) Vision-R represents and warrants that the Software, Documentation and Trademarks are subject to no registrations or applications, including registrations or applications Vision-R has initiated, for registration with respect to any governmental entity, except for the registrations and applications identified on Exhibit 6.1, hereto.

     d) Vision-R represents and warrants to Group 1 that it has not received any notice of any violations of, and is not violating, the rights of persons in their personal data, trademarks, trade names, service marks, domain names, URLs, copyrights, patents, licenses, trade secrets, know-hows (application thereto, as applicable) or other intangible asset arising out of its development, marketing, licensing, sale or use of the Software, Documentation or Trademarks; provided, however, that the foregoing representation and warranty shall not diminish Vision-R’s obligation: (i) to convey free and clear title to the Software, Documentation and Trademarks as described herein, or (ii) Group 1’s remedies against Vision-R for failure to convey such free and clear title.

     e) Vision-R represents and warrants to Group 1 that at Closing each of the Assets will be in good and operating condition, and as to the Software, it shall perform all of its intended functions and shall perform in accordance with its technical and user documentation and design specifications.

     f) Vision-R represents and warrants to Group 1 that the Software as delivered to Group 1 shall be free of any undocumented remote or automatic disabling or recapture devices, passwords, keys, security devices or trap doors and Computer Viruses. For the purposes of this Agreement, Computer Viruses means any computer instructions (including, but not limited to, computer instructions commonly referred to as Trojan Horses, anomalies, worms, self-destruct mechanisms or time/logic bombs) which do not provide the functionality clearly described in the standard user documentation for the Software and which interfere with the use of the Software, any portion thereof, or other software, firmware or computer hardware.

     g) Group 1 shall have the right to use the whole of the Software, any part of parts thereof, or none of the work, as it sees fit. Group 1 may alter the Software, add to it, combine it with any other work or works, at its sole discretion. No rights are reserved by Vision-R or MIPPS.

     h) Vision-R represents and warrants to Group 1 that other than pursuant to this Agreement, neither Vision-R nor MIPPS is a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Assets and none has been granted to anyone, except for the Call Net Agreement and the end user licenses to the Software granted in the ordinary course of Vision-R’s business and identified in Exhibit 4.1.

     i) Vision-R represents and warrants that the Software and Documentation (and all predecessor versions) and all portions thereof, the Trademarks and Vision-R’s website have been developed exclusively by and through the persons identified on Exhibit 6.2, hereto (the “Development Personnel”); and that none of the Development Personnel has any proprietary rights in the Software, Documentation, Trademarks or website. Vision-R represents and warrants that all Development Personnel participated in the development of the Software, Documentation, Trademarks and website while regularly employed/retained by Vision-R or MIPPS Systems Solutions, Inc. (“MIPPS”) and were fully paid for their services; all Development Personnel performed, at all times, such development of the Software, Documentation and Trademarks within the normal scope of their employment with Vision-R or MIPPS; none of the Development Personnel has made any claim of ownership (including, without limitation, copyrights or patent rights) regarding the Software, Documentation, Trademarks or website, or any portion thereof, nor has any Development Personnel a colorable claim of right to such. Vision-R hereby grants to Group 1 the right to seek enforcement, either in its own name, as a third party beneficiary, or in Vision-R’s name as a delegate of Vision-R, with respect to any agreement with any Development Personnel by which any Development Personnel has agreed to maintain the confidentiality of any information and/or has agreed that the intellectual property rights to any works such agreement are owned by Vision-R or MIPPS.

     j) Vision-R represents and warrants to Group 1 that: (i) no copies of the source code for the Software have been provided to any third party except as identified in Exhibit 6.3, hereto, (ii) no license or other rights to use have been granted for any of the Trademarks (or variations thereof) and (iii) no rights to any third party other than limited license rights in the Software and Documentation set out in the Assigned Agreement, have been granted by Vision-R.

     k) Vision-R represents and warrants to Group 1 that there are no third parties whatsoever who are entitled to any payments or proceeds, including, without limitation, royalties with respect to the sale, licensing, sublicensing or other granting of rights with respect to the Software, Documentation, Trademarks or any portion thereof.

     l) Vision-R has provided to Group 1 true and complete copies of all agreements entered into with any person or entity who contributed to the development of the Software, Documentation or Trademarks.

     m) Vision-R represents and warrants to Group 1 that no software (other than the software identified in Exhibit 6.4, hereto, (collectively, the “Third Party Software”)) is necessary or desirable in order for the Software to perform in accordance with its documentation. Vision-R represents and warrants to Group 1 that no Third Party Software is provided by Vision-R to its customers in conjunction with any licensing of the Software. In furtherance of the representation and warranty set out directly above, Vision-R represents and warrants to Group 1 that no compilers for any third party computer language or other processing methodology including but not limited to compilers for PHP, Perl or PYTHON have been delivered by Vision-R and that any and all compilers necessary or advantageous for the installation and use of the Software have been obtained by the customer, independent of Vision-R. Also, in furtherance of the representation and warranty set out above, Vision-R represents and warrants to Group 1 that each client obtains a license to the Unisys LZW compression routines.

     n) Vision-R represents and warrants to Group 1 that neither Vision-R or any of its Affiliates has: (i) collected any personal data from any third parties; (ii) has acquired personal data from any other third party; (iii) has licensed, sold, provided or otherwise transferred or made available any personal data to any third party. The preceding sentence shall not apply to personal data on Vision-R’s own employees.

     7. Employment Contracts.

     a) At the Closing, Messrs. Grant Boyle, Michael Linov, Ronald Radojkovic, Jack Tian and Michael Wood shall each enter into an employment contract with Group 1 under the terms set forth in Exhibits 7.1.1, 7.1.2, 7.1.3, 7.1.4 and 7.1.5, hereto, respectively.

     b) Mr. Sol Prizant shall enter into a consulting agreement with Group 1 at Closing in the form set out in Exhibit 7.2, hereto. This Agreement shall provide that, among other things, Mr. Prizant shall provide his services to Group 1 as a consultant on a twenty-five (25) hour per week basis, for one (1) year after Closing (and such additional periods as he and Group 1 may agree upon) at the rate of Eleven Thousand Canadian Dollars ($11,000 CN) per month. His responsibilities shall include those as delegated to him by DOC1’s President. He shall report directly to DOC1’s President.

     8. Due Diligence/Employment Matters.

     a) Through Closing, Vision-R shall allow Group 1, its employees, consultants and other representatives full access to, and the right to inspect all its financial, marketing, sales, support, maintenance and enhancements documents and records and source and object code, software documentation and logs, books, records, files, contracts, agreements and other information relating to the Assets, or the transactions contemplated hereunder which may be reasonably requested by Group 1. Group 1 shall have the right to inspect, observe and test the operations of the Software. Group 1 shall conduct any investigation in a manner which will not unreasonably interfere with Vision-R’s operations. Group 1’s investigations as of the date first set forth above have not interfered with Vision-R’s operations.

     b) Vision-R shall be responsible for termination from its employ of Messrs. Boyle, Linov, Tian, Radojkovic and Wood, as they become employed by Group 1 at Closing. Vision-R shall be solely responsible for payment of all: (i) wages, salary, benefits, other compensation and bonuses, (ii) compensation claims, premiums and other payments, (iii) severance pay and (iv) any other loans, obligations or liabilities, including, without limitation, retirement or other benefit plan liabilities arising under applicable federal, provincial or municipal law or contracts, arising out of or in connection with employment (including the termination thereof) or retention of any of these five (5) persons by Vision-R or any Affiliate thereof.

     c) All payments due from Vision-R on account of employee health and welfare insurance have been or will be paid by Vision-R.

     9. Change of Name; Office Services; Premises.

     a) Within thirty (30) days of Closing, Vision-R shall cause the corporate name of Vision-R eTechnologies, Inc. to be changed to a name which is not confusingly similar to that name. Vision-R agree that it shall not subsequently amend its Articles of Incorporation to change its name to any corporate name which includes the term Vision-R eTechnologies or any derivative of it. Vision-R agrees that it will not organize or beneficially own any of the equity of any entity whose name includes the term Vision-R eTechnologies or any derivative of it.

     b) Vision-R agrees to provide the following office-related services to Group 1 for so long as Group 1 shall occupy office space at 8500 Leslie Street, Suite 570, Thornhill, Ontario: (i) use, on an as-needed basis with reasonable advance notice, of the board room/conference room in Suite 570, (ii) receptionist services (for so long as a receptionist is retained by MIPPS) at the receptionist desk in Suite 570, (iii) use, on an as-needed basis, to fax and copier machines during normal business hours, maintained in Suite 570 by MIPPS in the common area in Suite 570 and (iv) use of the common area kitchen facility in Suite 570. The services described in the preceding sentence shall be offered to Group 1 at no additional cost to it.

     c) Vision-R and Group 1 contemplate that on and after Closing Group 1 and MIPPs shall share the undivided space identified with Suite 570, which Suite Group 1 shall inhabit on and after Closing pursuant to the lease assumption described herein. Vision-R covenants and agrees to cause MIPPs to: (1) refrain from assigning or subletting all or any portion of its space in such premises, (2) to fully comply with all of its obligations under the MIPPs lease for the shared office suite, and to (3) maintain in full force and effect the MIPPs lease for such premises for so long as Group 1 and MIPPs share such premises. Vision-R covenants and agrees to cause MIPPs afford Group 1 full access to 2167 usable square feet in Suite 570 for so long as Group 1 and MIPPs shall coinhabit such premises.

     10. Organization and Standing.

     a) Vision-R warrants and represents that, at all times material hereto, it has been and shall be a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has and will have the full power and authority (corporate and otherwise) to carry on the Business as it is now being conducted, and to own and lease the properties and assets which it now owns or leases. Vision-R warrants and represents that, at all times material hereto, it has been and shall be duly qualified and/or licensed to transact business and in good standing as a foreign corporation in all jurisdictions in which it is obligated to so do, and the character of the property owned or leased by Vision-R and the nature of the business conducted by it do not require such qualification and/or licensing in any other jurisdiction.

     b) Vision-R represents and warrants to Group 1 that: the corporation was originally named Vision-R Limited subsequently renamed Vision-R Canada, Inc., and most currently renamed Vision-R eTechnologies, Inc.; it has had and currently has only one (1) shareholder, Mr. Sol Prizant.

     c) Vision-R represents and warrants to Group 1 that Mr. Sol Prizant has at all times been the sole shareholder of MIPPS Systems Solutions, Inc., MIPPS Enterprises and MIPPS Net On-Line 1998, Inc.

     d) Vision-R represents and warrants to Group 1 that Vision-R is incorporated and existing under the Business Corporations Act [Ontario] and is not a non-resident under Section 116 of the Income Tax Act [Canada].

     11. Vision-R’s Authority and Status; Other Representations and Warranties.

     a) Vision-R warrants and represents to Group 1 that at all times material hereto, it had and shall have the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent, in addition to such consent as contemplated hereunder, of any other person or corporation; that the execution, delivery and performance under this Agreement and each and every agreement, document and instrument applicable to it, made in connection herewith shall be duly authorized and approved by the Vision-R Board of Directors and sole shareholder; and that this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Vision-R in connection herewith, will, when executed and delivered, constitute the valid and legally binding obligations of Vision-R, except as enforceability may be limited by applicable equitable principles or judicial discretion, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

     b) Vision-R represents and warrants to Group 1 that, there are no authorizations, consents, approvals, licenses, exemptions from or filings with, or registrations with any governmental, quasi-governmental or non-governmental regulatory agency or authority, necessary on its part for, or in connection with, the transactions contemplated hereunder. Vision-R covenants and agrees that if at any time any of the aforesaid authorizations, consents, approvals, licenses, exemptions or filings shall be required, Vision-R shall take all such actions necessary to either immediately obtain the appropriate authorization, consent, approval, license, or exemptions, or take all actions necessary to cure the facts and circumstances which prevent the issuance or obtaining of such authorization, consent, approval, license or exemption.

     c) Vision-R represents and warrants to Group 1 that it: (i) does not have any obligation, contingent or otherwise under, nor any commitment or agreement to enter into, and no employee of Vision-R is covered with respect to his employment by, an employment contract, employee profit-sharing plan, employee stock purchase plan, or other similar agreement or plan and (ii) is not subject to any grievance proceeding, material controversy with any employee, material claim or proceeding under any labor law, equal employment opportunity law, or occupational safety health law.

     d) Vision-R represents and warrants to Group 1 that no officer or director, and no employee or consultant of Vision-R is known by it to be, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, non-disclosure agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant related to the right of any such officer, employee or consultant to be employed by Vision-R or related to the use of the Assets, trade secrets or proprietary information of Vision-R or others.

     e) Vision-R has delivered to Group 1 a consolidated Financial Statements (i.e., balance sheet, income statement, cash flow statement) and notes thereto, dated December 31, 2000 and unaudited Financial Statements, and notes thereto, dated for the nine (9) months ended September 30, 2001 (the “Financial Statements”), copies of which are attached hereto as Exhibit 11.1 (collectively, the “Financial Statements”). The Financial Statements fully and fairly set forth the consolidated financial condition of Vision-R as of the dates indicated, and the results of its operations for the periods indicated, in accordance with generally accepted accounting principles consistently applied, except as expressly noted therein and in the related reports of independent auditors. Vision-R have no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise which are not clearly and accurately reflected or provided for in the Financial Statements except (A) those arising after the date of the Balance Sheet which are in the ordinary course of the Business, in each case a normal amount and none of which is materially adverse, and (B) as to the extent specifically described in schedules thereto.

     f) Vision-R represents and warrants to Group 1 that Vision-R shall deliver to Group 1 before January 31, 2002 the pro forma Income Statement for the year ending December 31, 2001. Such statements shall be prepared consistent with the financial statements previously provided to Group 1 by Vision-R.

     12. Opinion of Counsel. At Closing, Vision-R shall deliver to Group 1 an opinion of its legal counsel, Bernie Katchen, in the form set out in Exhibit 12.1, hereto.

     13. Certain Taxes and Governmental Royalties.

     a) Vision-R represents and warrants that from December 31, 1997 until Closing it has filed and will file all returns required of it with respect to any governmental entity as to sales or licenses of the Assets or copies thereof, the filing of which returns or the failure to do so may affect the Assets.

     b) There are no tax liens on any of the Assets, and Vision-R is not delinquent in the payment of any municipal, provincial, federal or foreign income, sales, employment, VAT/ad valorem, withholding or other taxes (including interest and penalties thereon), the liability for which might impose a lien or encumbrance on any of the Assets or the Business. The provisions for taxes shown in the Financial Statements are and will be adequate to cover the aggregate liability of Vision-R as of Closing for all taxes, duties and charges based on the income, purchases, sales, business, capital stock or surplus, or assets of Vision-R; and Vision-R has incurred or will incur no liability for any taxes, duties or charges for the period from date of balance sheet, through Closing. No taxing authority has indicated to Vision-R any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to tax liabilities of Vision-R for any period. Vision-R has received no deficiency letter or similar notice from any taxing authority for any open tax year. Vision-R hereby confirms to Group 1 Vision-R’s sole responsibility for, and agreement to pay when due, any and all taxes, duties or charges based on the Assets, Vision-R’s income or sales, employees’ compensation or otherwise, incurred or accrued on or prior to the Closing.

     14. Absence of Changes. Vision-R represents, warrants, covenants and agrees that from the date first written above until Closing it shall not:

     a) transfer, assign, convey or liquidate any of the Assets or enter into any transaction or incurred any liability or obligation which affect the Assets, other than transactions occurring in the ordinary course of the Business;

     b) suffer any change in the Business which might have an adverse effect on the Assets;

     c) permit or incur the imposition of any lien, charge, judgement, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest or claim) with respect to the Assets or the Business;

     d) commit, suffer, permit or incur any default in any liability or obligation which, in the aggregate, might have a material adverse effect upon the Assets or the Business; or

     e) make or agree to any change in the terms of any contract or instrument to which it is a party which might have a material adverse effect on the Assets or the Business.

     15. Litigation. Vision-R represents and warrants to Group 1 that there have not been any suits, actions, proceedings, claims or investigations instituted against the Assets or Business.

     16. Licenses and Permits; Compliance With Law. Vision-R represents and warrants to Group 1 that it:

     a) holds all licenses, certificates, permits, franchises and rights from all appropriate federal, provincial, municipal and other public authorities necessary for the conduct of the Business and the use of the Assets, including, without limitation, any relating to wages; hours; hiring; promotion; retirement; working conditions; nondiscrimination; health; safety; pensions; employee benefits; the production, processing, advertising or sale of products; trade regulation; anti-kickback; export licensing.

     b) has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement.

     17. Contracts, Etc. Vision-R warrants and represents to Group 1 that except for copies of the contracts, agreements and other instruments relating to the Assets produced by Vision-R to Group 1 during due diligence, Vision-R is, to the best of its knowledge after diligent inquiry, not a party or subject to, whether oral or written, any of the following which would singly or in the aggregate, have an adverse impact upon the Assets or the Business:

     a) any contract or commitment directly related to the Software or Documentation which requires services to be provided or performed by Vision-R or which authorized others to perform services for, through or on behalf of Vision-R;

     b) any contract or commitment not disclosed to Group 1 during due diligence involving an obligation related to the Assets which cannot, or in reasonable probability will not, be performed or terminated within thirty (30) days from the date as of which these representations are made;

     c) any contract or commitment providing for payments to third parties based in any manner upon the sales, purchases, receipts, income or profits of Vision-R; and

     d) any contract, agreement, understanding or arrangement, restricting Group 1 from fully and duly enjoying sole and exclusive rights to the Assets.

     18. Conduct of the Business of Vision-R Prior to the Closing. Except as may be required to effect the transactions contemplated by this Agreement, Vision-R warrants, represents, covenants and agrees that until Closing, that it shall:

     a) use its best efforts to preserve the Business;

     b) not enter into any agreement to provide any goods or services except on terms consistent with comparable contracts entered into on or after January 1, 2001;

     c) promptly notify Group 1 of any material developments relating to the Assets or the Business;

     d) perform in the ordinary course of business all of its obligations under lease instruments and other agreements relating to or affecting the Assets or the Business;

     e) not increase present salaries, commission levels or bonus programs for any employees and agents except in the ordinary course of business, consistent with past practice or as required by contract or law (and any permitted increase to be promptly noticed to Group 1);

     f) maintain compliance in all material respects with all material permits, rules, laws and regulations, consent orders and the like;

     g) conduct the Business in the ordinary course, and not make or commit to, except as otherwise provided in this Agreement, any material changes in its: (A) sales, pricing, credit terms, methods or practices, (B) customer service terms, methods or practices of the Software, or (C) methods of management or operation;

     h) maintain the Assets in, at a minimum, the same working order and condition as such Assets were in on October 1, 2001, ordinary wear and tear excepted; and

     i) promptly advise Group 1 in writing of any matters arising or discovered after the date of execution of this Agreement which, if existing or known at the date of this Agreement, would be required to be set forth or described in this Agreement or the Exhibits hereto. Vision-R and Group 1 are anxious to immediately progress towards mutually agreeable development efforts with respect to the Software and Documentation. Accordingly, Vision-R agrees that it will consider suggestions made by Group 1 prior to Closing to further develop the Software and Documentation. The results of any such suggestions adopted by Vision-R shall belong to Vision-R if Closing does not occur for any reason other than Vision-R’s default hereunder; if Closing occurs, the results of any adopted suggestions shall be conveyed to Group 1 as part of the Assets. In any event, Vision-R hereby acknowledges and agrees that any decisions to undertake development efforts upon the suggestion of Group 1 prior to Closing are made totally voluntarily by Vision-R and if Closing does not occur due to no failure of Vision-R, such efforts shall inure to the significant benefit of Vision-R.

     19. Disclosure and Absence of Undisclosed Liabilities.

     a) This Agreement, the Exhibits attached hereto, and the documentation provided in the course of due diligence, disclose all facts material to the Assets and the Business. Vision-R represents and warrants that no statement contained herein or in any certificate, schedule, list, exhibit or other instrument or document furnished to Group 1 pursuant to the provisions hereof intentionally contains or, to the best knowledge of Vision-R after diligent inquiry, shall contain any untrue statement of a material fact, or intentionally omits or, to the best knowledge of Vision-R after diligent inquiry, shall omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     b) Vision-R acknowledges and agrees that in addition to the representations and warrantees set out herein, Group 1 has materially relied upon the “Actual Monthly Operating Expenses” schedule of Vision-R transmitted by it to Group 1 on or about November 12, 2001.

     c) Vision-R represents and warrants to Group 1 that (i) with respect to the accounts receivables shown on Vision-R’s Balance Sheet as of Closing, net of appropriate reserves, the accounts receivable described therein will be collectible in the ordinary course of the Business.

     20. Group 1’s Authority and Status. Group 1 represents and warrants that it is a corporation in good standing under the laws of the state of its incorporation and it has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by Group 1 of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by its Board of Directors. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Group 1 in connection herewith, constitutes or will, when executed and delivered, constitute the valid and legally binding obligation of Group 1, enforceable against Group 1 in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or judicial discretion, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

     21. Agreement Does Not Violate Other Instruments. Group 1 represents and warrants that the execution and delivery of this Agreement by Group 1 does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Group 1.

     22. Conditions Precedent to Obligation of Group 1 to Close. The obligation of Group 1 to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Group 1 for purposes of consummating such transactions, but without prejudice to any other right or remedy which Group 1 may have hereunder as a result of any misrepresentation by, or breach of any covenant, representation or warranty of Vision-R contained in this Agreement or any other certificate or instrument furnished by Vision-R hereunder:

     a) The representations and warranties made by Vision-R in this Agreement, and the Exhibits hereto, and in the documents and instruments to be delivered to Group 1 or its representatives pursuant to Section 25(a), below, or otherwise at the Closing, shall be true and correct in all material respects as of the Closing with the same force and effect as though such representations and warranties have been made on and as of such time, except for changes contemplated by this Agreement.

     b) Vision-R shall have duly performed all of the covenants, acts and undertakings to be performed by it as of or prior to the Closing.

     c) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Assets or the Business, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Group 1, would make it inadvisable to consummate such transactions.

     d) Vision-R shall have received consents, certifications, estoppels and opinions required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

     e) Satisfaction of the employment and consulting matters described in Section 7, above.

     f) Group 1 shall have completed, to Group 1’s reasonable satisfaction, its due diligence examination of Vision-R.

     23. Conditions Precedent to the Obligations of Vision-R to Close. The obligations of Vision-R to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Vision-R but without prejudice to any other right or remedy which it may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Group 1 contained in this Agreement, or any certificate or instrument furnished by it hereunder.

     a) The representations and warranties made by Group 1 in this Agreement, and in the documents and instruments to be delivered to Vision-R or its representatives pursuant to Section 25(b), below, or otherwise at the Closing, shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of such time.

     b) Group 1 shall have duly performed all of the covenants, acts and undertakings to be performed by it as of or prior to the Closing.

     c) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Vision-R would make it inadvisable to consummate such transactions.

     d) The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all authorities whose approvals are required by law.

     24. Time and Place of Closing. Closing shall be completed as soon as practicable but no later than January 7, 2002, and shall occur at the offices of Group 1, 4200 Parliament Place, Suite 600, Lanham, Maryland 20706-1844.

     25. Transactions at and after Closing. At and after the Closing, each of the following transactions shall occur:

     a) Vision-R’s Performance. At the Closing, Vision-R shall deliver, fully executed, notarized and attested to where applicable, to Group 1, the following:

i) such good and sufficient bill of sale (Exhibit 26.1, assignment of copyright suitable for filing in the USA and Canada (in the form set out in Exhibit 26.2), assignment of trademarks suitable for filing in USA and Canada (in the form set out in Exhibit 26.3), and other good and sufficient instruments of sale, conveyance, transfer and assignment — such as an assignment from MIPPs to Vision-R as to any rights MIPPs may have to any of the Assets — as shall be required or as may be appropriate in order to effectively vest in Group 1 good and marketable title to the Assets free and clear of all liens, security interests and encumbrances of whatever nature, except as expressly accepted by Group 1, as described in Section 4, above;

(ii) copies of all books of account (excluding minute books and stock books of Vision-R), contracts, files and other data and documents pertaining to the Assets or the Business

(iii) all records on all current end user license, subscription or maintenance agreements for the Software;

(iv) certified copies of resolutions of the Board of Directors of Vision-R approving the transactions set forth in this Agreement;

(v) certified copies of resolutions of the stockholder of Vision-R, approving the transactions set forth in this Agreement;

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(vi) opinion of counsel in the form set out in Exhibit 12.1, hereto;

(vii) physical possession of the Assets, including the copy of the Software described in Section 1(d), above;

(viii) complete releases, in forms suitable for filing in the appropriate jurisdiction and reasonably acceptable to Group 1, from any holder of a security interest in the Assets;

(ix) Certificate of Status or Good-Standing as of the most recent practicable date from the province of Ontario with respect to Vision-R;

(x) the lease amendment from Shatsford Developments Inc. in the form agreed upon by Vision-R and Group 1;

(xi) releases from Messrs. Boyle, Linov, Radojkovic, Tian and Wood in the form set out in Exhibit 26.4; hereto;

(xii) employment contracts from Messrs. Boyle, Linov, Radojkovic, Tian and Wood in the forms set out in Exhibits 7.3.1, 7.3.2, 7.3.3, 7.3.4 and 7.3.5, hereto;

(xiii) consulting Agreement from Mr. Prizant as set out in Exhibit 7.2, hereto; and

(xiv) such other evidence of the performance of all covenants and satisfaction of all conditions required of parties to this Agreement, other than Group 1, at or prior to the Closing, as Group 1 or its counsel may reasonably require.

b) Performance by Group 1. At the Closing, Group 1 shall deliver payment and documents to Vision-R, fully executed, notarized and attested to where applicable as follows:

(i) payment to be made at Closing as required in Section 2(a)(i), above;

(ii) employment contracts of Messrs. Boyle, Linov, Radojkovic, Tian and Wood in the form set out in Exhibits 7.3.1, 7.3.2, 7.3.3, 7.3.4 and 7.3.5, hereto; and

such other evidence of the performance of all the covenants and satisfaction of all the conditions required of Group 1 by this Agreement at or before the Closing as Vision-R may reasonably require.

     c) Certain Vision-R Performances After Closing. No later January 31, 2002 (and February 28, 2002 as to Prudential), Vision-R shall deliver to Group 1 fully-executed, notarized and attested to where applicable, the following:

(i) the consents/estoppels set forth in Exhibits 5.2.1, 5.2.2, 5.2.3, 5.2.4, not previously delivered to Group 1, and

(ii) pro forma income statements for the year ending December 31, 2001.

     26. Indemnification.

     a) Vision-R and Group 1 each agrees to indemnify, defend and hold harmless the other and their respective current and past officers, directors, employees, agents and representatives from all losses, damages, liabilities, costs (including reasonable attorneys’ and experts’ fees) and expenses (collectively, the “Losses”) incurred by the party being indemnified (the “Indemnified Party”) from any claim by the other party hereto or any third party arising from or related to any actions taken by the indemnifying party and related to this Agreement; any material breach, misrepresentation in or material omission with respect to any provisions of this Agreement including without limitation any certificate or other instrument furnished or to be furnished hereunder; any suit, action or investigation, pending or threatened, against or affecting the Assets or the Business, regardless of whether it has been disclosed; any claim for a debt, obligation or liability which is not specifically assumed by Group 1 pursuant to this Agreement including without limitation any claim or right, or any alleged claim by any Vision-R customer, employee, contractor, former employee or former contractor which might affect the transactions contemplated under this Agreement; representations or warranties as to the condition of the Assets, or otherwise which may be asserted against or in relation to any of the Assets, the Business and/or the transactions contemplated hereunder.

     b) The Indemnified Party shall have the right to approve the selection of any counsel selected by the indemnifying party to defend hereunder, which approval shall not be unreasonably conditioned, delayed or denied. The indemnifying party shall not enter into any settlement with respect to the matters indemnified hereunder which may adversely affect any interest of the Indemnified Party without first obtaining the written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, delayed or denied. The indemnifying party agrees to reimburse the Indemnified Party promptly for all such Losses as they are incurred by the Indemnified Party; provided, however, that with respect to any expenses reimbursed to the Indemnified Party in advance of the final disposition of any such proceeding covered by this indemnification, the Indemnified Party shall have delivered to the indemnifying party an undertaking to repay to the indemnifying party the amounts so advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified hereunder.

     27. Survival of Representations and Warranties; Limitation of Liabilities; Limitation of Liabilities.

     a) All representations, warranties, agreements, covenants and obligations made or undertaken by Group 1 in this Agreement or in any document or instrument executed and delivered pursuant hereto have been relied upon by Vision-R and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto.

     b) All representations, warranties, agreements, indemnities and covenants made or undertaken by Vision-R in this Agreement or in any document or instrument executed and delivered pursuant hereto have been relied upon by Group 1 and shall survive the Closing hereunder and shall not merge in the performance of any obligations by any party hereto.

     c) In no event shall the total liability of Vision-R to Group 1 hereunder exceed the greater of: (i) the amount paid to Vision-R hereunder or (ii) One Million, Five Hundred Thousand US Dollars ($1,500,000 US). In no event shall the total liability of Group 1 to Vision-R arising hereunder exceed the greater of: (i) the amount paid to Vision-R hereunder or (ii) One Million, Five Hundred Thousand US Dollars ($1,500,000 US).

     28. Payment of Fees and Expenses. Vision-R and Group 1 each agrees that regardless of whether the transactions contemplated hereunder close, to pay its own fees and expenses, including the fees and expenses of its respective counsel, accountants, brokers, advisors, employees and other agents, if any, incurred in connection with the transactions contemplated here, unless expressly agreed to otherwise in the Agreement.

     29. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or overnight, receipted courier (e.g., Federal Express), addressed as follows:

     a) If to Vision-R:

Vision-R 8500 Leslie Street, Suite 570 Thornhill, Ontario CANADA L3T 7M8 Attention: Mr. Sol Prizant

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If to Group 1:

Group 1 Software, Inc. 4200 Parliament Place Suite 600 Lanham, Maryland 20706-1844 Attention: General Counsel

     b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 29.

     30. Termination.

     a) This Agreement may be terminated and abandoned at any time prior to the Closing by: (i) mutual written consent of Vision-R and Group 1; (ii) after January 7, 2002, if Group 1 has not by that date completed its due diligence to its satisfaction; (iii) either party if the Closing has not been consummated by close of business January 7, 2002; (iv) by Vision-R after January 7, 2002, if any of the conditions set forth in Section 23(b) hereof, to which its obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of any of Vision-R; (v) by Group 1 after January 7, 2002, if any of the conditions set forth in Section 23(a) hereof, to which the obligations of Group 1 are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Group 1; or (vi) at any time until Closing if either party has committed a material default hereunder, which default has not been cured within seven (7) days of written notice by the other party of such default.

     b) In the event of a termination of this Agreement pursuant to this Section 30, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder; provided, however, if such termination is due to the breach by a party of any covenant, agreement, warranty or representation contained herein (a “Breaching Party”), then such Breaching Party shall be solely responsible for the costs and expenses incurred by the other party in connection with the due diligence efforts and the preparation and review of this Agreement.

     31. Brokers.

     a) Group 1 represents and warrants to Vision-R, that other than InvestTech, Inc., no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement. Group 1 shall be solely responsible for any fees or costs payable to InvestTech and related to the transactions that are contemplated in this Agreement.

     b) Vision-R represents and warrants to Group 1 that no broker or finder has acted for it or for any Affiliate of Vision-R in connection with this Agreement.

     32. Further Assurances. Each party covenants that at no additional expense, at any time, and from time to time after the Closing, it will execute and deliver (or cause to be so done) such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement. Each party covenants and agrees to execute and deliver (or cause to be so done) to Group 1, at no additional expense to Group 1, any instruments or documents that Group 1 requests in order to register or otherwise protect or preserve any rights (trademark, copyright or otherwise) that Group 1 has or shall have in and to the Software or the Documentation.

     33. No Third Party Beneficiaries. Nothing contained herein shall be construed to afford any rights or benefits to any person or entity affiliated with, employed by or retained by Vision-R. Any implication of rights grant to any such party is hereby expressly disclaimed.

     34. Risk of Loss. Vision-R assumes all risk of theft or casualty of loss or damage regarding the Assets from the date of this Agreement up to the Closing. If such loss or damage to the Assets is material and does not result from Group 1’s breach hereunder, Group 1 shall have the right to: (i) require Vision-R, at Vision-R’s expense, to reproduce such Assets as are lost or (ii) to terminate this Agreement.

     35. Miscellaneous.

     a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors and administrators, and permitted successors and assigns. No delegation, transfer or assignment of any rights or obligations under this Agreement is permitted without the prior consent of the other party hereto, not to be unreasonably conditioned, delayed or denied. Any attempted transfer or assignment without such prior consent shall be void ab initio. Notwithstanding the foregoing, Group 1’s right, title, interest and remedies hereunder are freely assignable to any Affiliate of Group 1 or to an entity which purchases all or substantially all of the assets or capital stock of Group 1 either through asset acquisition, stock sale or a corporate merger (wherein Group 1 is not the surviving entity). Notwithstanding the foregoing, the restrictions on assignment and transfer set out in this Section 35(a) as applied to Group 1 shall cease effective January 5, 2005.

     b) The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

     c) This Agreement together with the documents executed concurrently herewith or at the Closing constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels any prior agreements (including, without limitation, the Letter Agreement of October 24, 2001 between the parties), representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby.

     d) This Agreement shall be governed by and enforced in accordance with the laws of the State of Maryland, principles of conflicts of law notwithstanding.

     e) Vision-R expressly agrees that jurisdiction over it with respect to any action brought under or in connection with this Agreement by Group 1 shall appropriately lie in the State of Maryland and that appropriate and convenient venue lies in Prince George’s County, Maryland. Vision-R hereby consents to the assertion over it of personal jurisdiction in accordance with the relevant portions of the immediately preceding sentence.

     f) Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

     g) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     h) All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires. References herein to the plural shall include the singular, or vice versa, as context requires.

     i) All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

     j) In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to effect the agreement of the parties under this Agreement, as modified, to the fullest extent permitted under law.

     k) Vision-R hereby grants to Group 1 the right to seek enforcement, either in its own name, as a third party beneficiary, or in Vision-R’s name as a designee or delegatee of Vision-R, with respect to any agreement with any Development Personnel (which agreements are identified on Exhibit 6.3, hereto) by which any Development Personnel has agreed to maintain the confidentiality of any information and/or has agreed that the intellectual property rights to any works such agreement are owned by Vision-R.

     l) Les parties déclaranet par les présentes qu’ elles ont expressément souhaité et exigé que la présente entente et tout document quis’y rattache ou en découle, y compris, notamment, le ca échéant, tous les bons de commande, factures, et reçus à ou découlant de la présente entente, soient rédigés en langue anglaise.

     IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

Vision-R eTechnologies, Inc. By: /s/ Its: Group 1 Software, Inc. By: /s/ Its:

Accepted and Agreed as to Sections 1(b) and (c), 4(b) (next to last sentence), 4(c) and (d), 6(a)(i) and (ii), 6(b), (c), (d), (g), (h), (i), (l), (m) and (p), and 9(c).

MIPPS Systems Solutions, Inc. By: /s/ Its:

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